Exhibit 5.1

OUR REF	YOUR REF	DATE
DJB\13640776.1		[--] 2014

ChiquitaFyffes Limited Riverside One Sir John Rogerson’s Quay Dublin 2 Ireland

ChiquitaFyffes Limited (to be converted to ChiquitaFyffes plc)		[DRAFT]

Dear Sir or Madam

We are acting as Irish counsel for ChiquitaFyffes Limited (the “Company”), a limited liability company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to [—] ordinary shares, par value $0.01 (the “Ordinary Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (such Ordinary Shares to be issued pursuant to (i) a scheme of arrangement to be entered into under section 201 of the Companies Act 1963 by Fyffes plc and its members (the “Scheme”) and (ii)  an agreement between Fyffes plc, Chiquita Brands International, Inc., the Company (under its then name of Twombly One Limited), CBII Holding Corporation and Chicago Merger Sub, Inc. dated 10 March 2014 (the “Agreement”). Unless otherwise defined, capitalised terms in this opinion shall have the meaning given to them in the Agreement.

In connection with this opinion, we have examined (in each case certified by the company secretary of the Company): a copy of the Agreement; a copy of the certificate of incorporation of the Company and the certificate of incorporation of the Company on change of name; a copy of the current memorandum and articles of association of the Company and of the memorandum and articles of association of the Company as set out as Annex D to the Registration Statement and to become effective in accordance with the Agreement prior to the Completion Date (the “Memorandum and Articles”); and a copy of all shareholder resolutions and resolutions of the directors of the Company passed on or before the date of this opinion for the purpose of or in connection with the transactions contemplated by the Agreement, together with copies of such other corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. We have examined the results of searches made by independent law searchers on our behalf against the Company in the Irish Companies Registration Office and in the Petitions Section and Judgments Office of the Central Office of the Irish High Court in Dublin.

In rendering this opinion, we have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters reviewed by us but have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us by email or pdf, or as certified or photostatic copies, and the authenticity of the originals of such documents. We assume that the Ordinary Shares will be issued in accordance with the resolutions and authorities of the shareholders and directors of the Company upon which we have relied or will rely and in accordance with the terms of the Agreement and the Scheme, and, where issued on exercise of a stock option, stock award or restricted stock unit, in accordance with the terms and conditions of such stock option, stock award or restricted stock unit.

We assume that the Registration Statement becomes and remains effective, that the Company takes the corporate steps described in the Agreement prior to the Completion Date (including adopting the Memorandum and Articles) and re-registers as a public limited company under Irish law, and that Completion occurs in accordance with the terms and conditions of the Agreement and the Scheme.

Subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Ireland as a private limited company.

2.	On the Completion Date, the Ordinary Shares will have been duly authorised and when issued in accordance with the terms of the Scheme and the terms of the Agreement will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. It is also given on the basis that it is governed by and is to be construed in accordance with the laws of Ireland. This opinion speaks only as of its date.

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We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. This opinion is issued in accordance with the requirements of Item 605(b)(5) of Regulation S-K promulgated under the Securities Act of 1993 of the United States and may not be used, circulated, quoted or relied upon for any other purpose.

Yours faithfully

McCann FitzGerald

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